EXHIBIT 3.3

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Cosmo Ventures, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 of the Certificate of Incorporation is hereby amended to read:
1. The name of the Corporation is Allied Corp.
Article 3 of the Certificate of Incorporation is hereby amended to read as follows:
3. The total number of common stock authorized that may be issued by the Corporation is three hundred million (300,000,000) shares of common stock with a par value of one hundredth of one cent ($0.0001) per share and 50,000,000 shares of preferred stock with a par value of one hundredth of one cent ($0.0001) per share. To the fullest extent permitted by the laws of the state of Nevada the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class or series within each class of capital stock of the corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: majority of those voting

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X A. Kumar

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.